                                                                    Exhibit 10.5









                     RESTATED AND AMENDED JOINT VENTURE AND
                             SHAREHOLDERS AGREEMENT




                                     BETWEEN




                      GENERAL ELECTRIC CAPITAL CORPORATION




                                       AND




                      NACCO MATERIALS HANDLING GROUP, INC.




                                 April 15, 1998

                         GECC/NMHG RESTATED AND AMENDED
                    JOINT VENTURE AND SHAREHOLDERS AGREEMENT
                                TABLE OF CONTENTS
                                                                                                        PAGE
SECTION  1   Formation and Purposes  . . . . . . . . . . . . . . .                                       2
SECTION  2   Initial Capitalization of the Corporation . . . . . .                                       3
SECTION  3   Additional Capital Contributions  . . . . . . . . . .                                       3
SECTION  4   Fiscal Year . . . . . . . . . . . . . . . . . . . . .                                       4
SECTION  5   Management of the Corporation . . . . . . . . . . . .                                       4
SECTION  6   Service and Financing Agreements  . . . . . . . . . .                                       8
SECTION  7   NMHG Obligations  . . . . . . . . . . . . . . . . . .                                       8
SECTION  8   GECC Obligations  . . . . . . . . . . . . . . . . . .                                       9
SECTION  9   Profitability Criteria  . . . . . . . . . . . . . . .                                       9
SECTION 10   Accounting Records  . . . . . . . . . . . . . . . . .                                      10
SECTION 11   Representations and Warranties. . . . . . . . . . . .                                      10
SECTION 12   Indemnities . . . . . . . . . . . . . . . . . . . . .                                      11
SECTION 13   Litigation. . . . . . . . . . . . . . . . . . . . . .                                      12
SECTION 14   Term and Termination  . . . . . . . . . . . . . . . .                                      13
SECTION 15   Dissolution of Venture  . . . . . . . . . . . . . . .                                      15
SECTION 16   NMHG's Stock Option . . . . . . . . . . . . . . . . .                                      15
SECTION 17   Staffing and Organization Expenses. . . . . . . .                                          18
SECTION 18   Trademarks  . . . . . . . . . . . . . . . . . . . . .                                      19
SECTION 19   Exclusivity  . . . . . . . . . . . .                    .                                  19
SECTION 20   Confidentiality . . . . . . . . . .     . . . . . . . . .                                  20
SECTION 21   Waiver  . . . . . . . . . . . . . . . . . . . . . . .                                      20
SECTION 22   Notices . . . . . . . . . . . . . . . . . . . . . . .                                      20
SECTION 23   Entire Agreement; Amendments  . . . . . . . . . . . .                                      21
SECTION 24   Adoption by Corporation; Legend on Certificates . . .                                      21
SECTION 25   Counterparts  . . . . . . . . . . . . . . . . . . . .                                      22
SECTION 26   Successors and Assigns  . . . . . . . . . . . . . . .                                      22
SECTION 27   Section Headings  . . . . . . . . . . . . . . . . . .                                      22
SECTION 28   Governing Law and Arbitration . . . . . . . . . .                                          22
SECTION 29   Severability of Provisions  . . . . . . . . . . . . .                                      22
SECTION 30   Advertising . . . . . . . . . . . . . . . . . . . . .                                      23
SECTION 31   Target Approval Rates                                                                      23
SECTION 32   Timetable                                                                                  23
SECTION 33   Participation Fee                                                                          24
SECTION 34   Competitiveness                                                                            25
SECTION 35   Condition Precedent                                                                        25

EXHIBIT A - Corporate Name Agreement
EXHIBIT B - Certificate of Incorporation
EXHIBIT C - Amended and Restated By-Laws
EXHIBIT D - Financing Agreement
EXHIBIT E - Administrative Services Agreement
EXHIBIT F - Tax Allocation Agreement
EXHIBIT G - Remarketing Services Agreement
EXHIBIT H - Listing of NMHG Competitors
EXHIBIT I - Participation Fee Calculation
EXHIBIT J - Recourse and Indemnity Agreement

                       RESTATED AND AMENDED JOINT VENTURE
                           AND SHAREHOLDERS AGREEMENT


           THIS AGREEMENT, dated April 15, 1998 ("Agreement") by and between NACCO MATERIALS HANDLING GROUP, INC., a Delaware corporation with offices at 650 NE Holladay Street, Suite 1600, Portland, Oregon 97232 ("NMHG"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation with offices at 44 Old Ridgebury Road, Danbury, Connecticut 06810 ("GECC").

                                   BACKGROUND
                                   ----------

           NMHG is in the business of manufacturing forklift trucks and other equipment, including without limitation, both Yale and Hyster brand name equipment (collectively, the "NMHG Equipment") which is sold and distributed by NMHG and by its dealers ("Dealers").

           GECC is in the business of, among other things, providing financing on equipment similar to the NMHG Equipment.

           On October 27, 1989, Yale Materials Handling Corporation ("Yale"), acquired, pursuant to a Stock Purchase Agreement dated as of such date ("Stock Purchase Agreement"), twenty percent (20%) of the issued and outstanding shares of the capital stock of the Yale Financial Services, Inc. ("Corporation") from GECC. As a result thereof, the Corporation was then owned twenty percent (20%) by Yale and eighty percent (80%) by GECC.

           In conjunction with the above-described stock purchase, Yale and GECC entered into the Joint Venture and Shareholders Agreement ("Original Shareholders Agreement") as of November 8, 1989 which Agreement (and the related agreements executed concurrently therewith; the Original Shareholders Agreement and the related Agreements shall collectively be referred to as the "JV Agreements") related to the internal governance and day-to-day management and operations of the Corporation.

           As a result of a corporate reorganization effective as of January 1, 1994, NMHG and Yale entered into a Stock Purchase Agreement pursuant to which Yale sold all of its interest in the Corporation to NMHG and assigned to NMHG all of Yale's duties, obligations and benefits under all of the JV Agreements.

           NMHG and GECC have now determined to revise the nature of their relationship to areas outside of the United States (which global relationship shall be governed by the terms of an Operating Agreement ("International Operating Agreement") executed between NMHG, GECC and various international affiliates and subsidiaries of GECC and NMHG) and additionally expand the business scope of the Corporation to provide certain types of financing to the Dealers and to the customers of NMHG and/or the Dealers ("Customers") for all types and brands of NMHG Equipment. In conjunction therewith,


                                     Page 1
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NMHG and GECC have determined to amend and restate the Original Agreement and certain of the other JV Agreements.

           It is intended that in conjunction with the revision of the JV Agreements, the name of the Corporation shall be changed to NMHG Financial Services, Inc. It is further intended that the Corporation shall operate as two divisions operating under the trade names "Yale Financial Services" ("Yale") and "Hyster Credit" ("Hyster") and the services provided by the Corporation as set forth herein shall be shared by both such divisions.

           NOW, THEREFORE, in consideration of the above premises and mutual covenants contained hereinbelow, the parties hereto hereby agree as follows:

1.         FORMATION AND PURPOSES.

           (a) On even date herewith, GECC and NMHG each hereby agree to amend and restate this Agreement with NMHG continuing to own twenty percent (20%) and GECC eighty percent (80%) of the outstanding shares of capital stock of the Corporation. On or after the date that this Agreement commences: (i) the Corporate Name Agreement shall be amended in the form of EXHIBIT A ATTACHED HERETO; (ii) the Certificate of Incorporation of the Corporation shall be amended in the form of EXHIBIT B attached hereto; and (iii) the By-Laws of the Corporation shall be amended and restated in the form of EXHIBIT C attached hereto. NMHG and GECC agree to take all necessary action and will vote their respective shares to so amend and restate the Certificate of Incorporation and the By-Laws.

           (b) NMHG and GECC hereby agree that the primary purpose of the Corporation shall be to provide the following types of financial services:

                 (i) origination and/or acquisition of floor plan and fleet rental financing to the Dealers with respect to their inventory of NMHG Equipment and any related trade-ins ("NMHG Inventory Financing");

                 (ii) origination and/or acquisition of floor plan and fleet rental financing to the Dealers with respect to their inventory of new and/or used equipment other than NMHG Equipment ("Allied Inventory Financing");

                 (iii)origination and/or acquisition of parts inventory
                      financing to the Dealers ("Parts Inventory Financing"; the NMHG Inventory Financing, Allied Inventory Financing and Parts Inventory Financing being collectively referred to as "Inventory Financing");

                 (iv) origination and/or acquisition of accounts receivable financing to the Dealers ("Accounts Receivable Financing"; the Inventory Financing and Accounts Receivable Financing being collectively referred to as "Wholesale Financing");

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                 (v)    origination and/or acquisition of financing with respect
                        to any vehicles, computers and/or other types of commercial equipment (other than inventory) for the Dealers ("Commercial Equipment Financing");

                 (vi) origination and/or acquisition of true leases to the Customers with respect to NMHG Equipment and/or Allied Equipment ("Lease Financing"); and

                 (vii) origination and/or acquisition of secured loans, conditional sales contracts, financing leases, lease-purchase agreements or other financings (other than Lease Financings) to the Customers with respect to NMHG Equipment and/or Allied Equipment ("Money-Over-Money Financing"; Commercial Equipment Financing, Lease Financing and Money-Over-Money Financing being collectively referred to as "Retail Financing"); and

                 (viii) any other financing programs mutually agreed to by GECC and NMHG.

           (c) Anything in Section 1(b) above to the contrary notwithstanding and subject to the provisions of Section 5(g) below, it is agreed and understood that the Corporation shall have the power and authority to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

2.         INITIAL CAPITALIZATION OF THE CORPORATION.

           (a) The Corporation has authorized capital stock consisting of One Thousand (1,000) shares of common stock, One Dollar ($1.00) par value (the "Shares").

           (b) On the date of this Agreement, there are One Thousand (1,000) Shares issued and outstanding, of which two hundred (200) Shares are owned by NMHG and Eight Hundred (800) Shares are owned by GECC.

           (c) NMHG agrees to purchase twenty percent (20%) and GECC agrees to purchase eighty percent (80%) of the number of Shares issued by the Corporation at any time.

3.         ADDITIONAL CAPITAL CONTRIBUTIONS.

           (a) After giving effect to the initial capitalization of the Corporation as described in Section 2(b) above, and subject to the debt/equity limitations set forth in Section 3(b) below, when, as and if needed (whether on the basis of actual or reasonably forecasted investments to be made) by the Corporation, NMHG and GECC agree to make additional capital contributions to the Corporation, which when added to all previous capital contributions, will not, without the consent of NMHG, exceed an aggregate capitalization of One Hundred Million Dollars ($100,000,000.00). Each such contribution to capital

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shall be made twenty percent (20%) by NMHG and eighty percent (80%) by GECC, but neither NMHG nor GECC shall be required to pay its proportion of any such contribution if the other does not pay its proportion thereof. Such additional capital contributions shall be payable in full to the Corporation upon receipt of written notice from GECC requesting such capital contributions. Subject to the provisions of the second sentence of this Section 3(a), it is agreed that GECC shall advance to the Corporation on behalf of NMHG any such additional capital contribution that may be required from NMHG, and NMHG shall pay to GECC on the first day of January, April, July and October the aggregate unpaid amount of any such advances together with interest thereon from the date of such advance by GECC to the Corporation until paid in full at a floating rate equal to the lesser of (i) the Operating Fund Rate (as defined in the Financing Agreement) or (ii) the highest rate not prohibited by applicable law. No additional Shares of the Corporation may be issued in return for any additional capital contributions; PROVIDED, HOWEVER, that if any additional Shares are being issued, then such Shares shall be issued to both NMHG and GECC in proportion to such additional capital contributions.

           (b) It will be the financial policy of the Corporation to maintain a Debt/Equity Ratio of approximately 15:1 or such higher ratio as may be agreed to by GECC and NMHG from time to time. As used in this Agreement, the term "Debt/Equity Ratio" shall mean a ratio calculated as follows:

           The numerator shall equal the principal amount of the Debt of the Corporation, plus interest accrued thereon; and the denominator shall equal the shareholders equity shown on the Corporation's most recent audited financial statements (adjusted to reflect increases or decreases in shareholders' equity that may have occurred since the date of such most recent audited financial statements).

As used in this Agreement, the term "Debt" shall mean all obligations for borrowed money of the Corporation and shall include, but not be limited to any borrowings by the Corporation from GECC.

4.         FISCAL YEAR.

           The fiscal year of the Corporation shall end on the last day of December.

5.         MANAGEMENT OF THE CORPORATION.

           (a) BOARD OF DIRECTORS. GECC and NMHG agree that the By-Laws of the Corporation shall at all times provide for a Board of Directors consisting of seven (7) persons, each of whom shall be an employee of either GECC or NMHG, or an employee of an affiliate of either GECC or NMHG. NMHG and GECC each agrees to vote all of the Shares of the Corporation owned or held of record by it at any time so as to elect, and thereafter for the term of this Agreement to continue in office, a Board of Directors consisting of four (4) persons designated by GECC (the "GECC Directors"), including the chairperson, and three (3) persons designated by NMHG (the "NMHG DIRECTORS"). The Board will determine appropriate levels of synergy and differentiation between the

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programs offered by the two brand marketing subsidiaries. The Board of Directors will meet not less often than annually, and in any event ,within two weeks of any submission to the Board of Directors for resolution as contemplated by this Agreement.

           (b) EXECUTIVE COMMITTEE. NMHG and GECC agree that the By-Laws of the Corporation shall at all times provide for an Executive Committee consisting of five (5) persons, three (3) of whom shall be GECC Directors (or GECC employees appointed by the GECC Directors to serve in their stead) and the other two shall be NMHG Directors (or NMHG employees appointed by the NMHG Directors to serve in their stead). The Executive Committee shall have such powers (including, without limitation, powers with respect to those matters specified in Section 5(g) below) as shall be granted to it by the Board of Directors. A quorum for all meetings of the Executive Committee shall require attendance of both members thereof designated by NMHG, and all actions to be taken by the Executive Committee must be (i) approved by the unanimous consent of the members and (ii) recorded in writing to be made available to the Board of Directors. The Executive Committee will meet not less often than biannually, and in any event within one week of any submission to the Executive Committee for resolution as contemplated by this Agreement.

           (c) OFFICERS. NMHG and GECC agree that the By-Laws of the Corporation shall at all times provide for the following officers: a President, an Executive Vice President, Vice Presidents, a Treasurer, a Secretary and Assistant Secretaries. Subject to confirmation by the Board of Directors, four Vice Presidents (other than the Executive Vice President) will be designated by the NMHG Director ("NMHG OFFICERS"), and all other officers will be designated by the GECC Directors ("GECC OFFICERS"). NMHG and GECC will each instruct the Director(s) designated by it to confirm the Officers designated by the other parties.

           (d) STEERING COMMITTEES. The By-Laws of the Corporation shall provide for separate Steering Committees, one each for Yale and Hyster, consisting of four persons each, two of whom shall be NMHG Officers, as applicable, and two of whom shall be GECC Officers. Subject to confirmation by the Board of Directors, the NMHG Officers on the Steering Committees shall be designated by NMHG, and the GECC Officers on the Steering Committees shall be designated by GECC. The Steering Committees shall have the following duties:

                 (A)  providing input for development of new products;

                 (B)  setting response times;

                 (C)  setting target credit approval rates;

                 (D)  monitoring credit approval target achievement and systems;

                 (E)  providing input for development of automated systems;

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                 (F)  staffing and personnel matters; and

                 (G) reviewing competitiveness and adequacy of financing program rates.

NMHG and GECC will each agree that it will instruct the Director(s) designated by it to confirm the Steering Committees Members designated by the other. Either Steering Committee, by the vote of any two of its members, may refer any matter to the Executive Committee for review and resolution, which matter will be considered and resolved by the Executive Committee within two weeks of such referral.

           (e) STATUS OF DIRECTORS AND OFFICERS. All directors and officers of the Corporation will be employees of either NMHG or GECC, or employees of an affiliate of NMHG or GECC, and said directors and officers shall remain participants in any retirement or pension plan, insurance, medical or other employee benefit plans of NMHG or GECC, or any such affiliate, as the case may be; it being understood and agreed that the Corporation will not have any employees and shall not be required to adopt, or maintain in force, any such employee benefit plans.

           (f) COMPENSATION OF DIRECTORS AND OFFICERS. No director or officer of the Corporation shall be entitled to any compensation from the Corporation in consideration of any services that may be from time to time rendered to the Corporation.

           (g) SUPER-MAJORITY PROVISIONS IN BY-LAWS. NMHG and GECC agree that the By-Laws of the Corporation shall at all times provide that any action to be taken by the Corporation on any of the matters listed in this Section 5(g) below must be approved by either the affirmative vote of the entire Board of Directors or the unanimous consent of NMHG and GECC:

              (i) entry into any business other than providing the financial services to the Dealers and the Customers as described in
                     Section 1(b) above;

              (ii) approving each annual budget, each annual operational plan and major variances to each such plan, approving annual financial statements, and any declaration of dividends other than those which are not in excess of current year's earning or those under Section 15(b) hereinbelow;

              (iii) guaranteeing the indebtedness or other obligation of any person or entity;

              (iv)   borrowing any funds (except from GECC);

              (v) pledging, mortgaging or otherwise encumbering any assets (tangible or intangible) as security for loans or otherwise;

              (vi) acquiring or disposing of any assets, or otherwise entering into any commitment, contract or transaction, other than in the normal course of business;


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              (vii)  merging or consolidating with or into any other entity;

              (viii) liquidating or dissolving other than in accordance with the terms and conditions of this Agreement;

              (ix) except as otherwise provided in Section 3 above, issuing any new shares or increasing the authorized capital stock of the Corporation, or repurchasing any of the capital stock of the Corporation, or entering into any agreement for the sale, purchase or transfer of any of the shares of the Corporation; or

              (x) amending or otherwise modifying the Certificate of Incorporation or By-Laws of the Corporation;

              (xi) the grant of any power to the Executive Committee or the Steering Committees; or

              (xii) establishing any committee of the Board of Directors, other than the Executive Committee and Steering Committees, or creating or altering the powers and/or responsibilities of any committee of the Board of Directors.

              (xiii) approving any accounting records and reports maintained and prepared in accordance with Section 10 hereof.

           (h) REMOVAL OF DIRECTORS OR OFFICERS. If at any time NMHG or GECC shall notify the other party that the notifying party desires any director of the Corporation designated by it to be removed as a director, the other party agrees that it will take all action necessary in order to cause the removal of such director. If at any time either NMHG or GECC shall notify the other party that the notifying party desires that any officer of the Corporation designated by it be removed as an officer of the Corporation, the other party agrees that it will take all action necessary in order to cause the removal of such officer.

           (i) VACANCIES. Whenever any vacancy on the Board of Directors is to be filled, the party who designated the individual formerly occupying such directorship shall be entitled to designate a successor to fill such vacancy and the other party hereto agrees to take such action as is necessary to cause such individual to be elected as a member of the Board of Directors. Whenever any vacancy occurs with respect to any officer of the Corporation, the party who designated the individual formerly occupying such position shall be entitled to designate a successor to fill such vacancy, subject to confirmation by the Board of Directors, and the other party hereto agrees to take such action as is necessary to cause such individual to be elected as an officer, and to instruct the Director(s) designated by it to confirm the designation of the successor to such position.

6.         SERVICE AND FINANCING AGREEMENTS.

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           On or after the date upon which this Agreement commences, NMHG and
GECC agree to cause the Corporation to enter into the following restated and amended agreements ("Other Agreements"):

              (i) a Financing Agreement with GECC in the form of EXHIBIT D hereto ("Financing Agreement");

              (ii) an Administrative Services Agreement with GECC in the form of EXHIBIT E hereto ("Administrative Services Agreement");

              (iii) a Tax Allocation Agreement with GECC in the form of EXHIBIT F hereto ("Tax Allocation Agreement"; the Financing Agreement, Administrative Services Agreement and Tax Allocation Agreement being collectively referred to as the "Other GECC Agreements");

              (iv) a Remarketing Services Agreement with NMHG in the form of EXHIBIT G hereto ("Remarketing Agreement"); and

              (v) a Recourse and Indemnity Agreement with NMHG in the form of EXHIBIT J hereto ("Recourse Agreement"; the Remarketing Agreement and the Recourse Agreement being collectively referred to as the "Other NMHG Agreements").

To the extent that any term or provision of this Agreement is in conflict with any term or provision of the Other GECC Agreements or Other NMHG Agreements, the terms and provisions of such Other Agreements shall prevail.

7.         NMHG OBLIGATIONS.

           (a) Subject to the provisions of Section 30 hereinbelow, NMHG shall have primary responsibility for communicating with the Dealers and the Customers with respect to marketing the financial services of the Corporation (including, without limitation, training Dealer sales personnel on the use of financing as a major sales tool, providing the Dealer from time to time with finance rates and factors approved by the Corporation, assisting the Dealers in closing major financing transactions, establishing and administering Dealer credit lines with respect to Wholesale Financing, scheduling Dealer floor plan audits, collections follow-up with Dealers in default under Wholesale Financing arrangements and generally promoting the Wholesale Financing and Retail Financing offered by the Corporation as an alternative source of financing to the Dealers and the Customers). All costs and expenses related to the provision of such services by NMHG shall be reimbursed to NMHG by the Corporation pursuant to the terms of
Section 17(a) below. Anything in the first sentence of this Section 7(a) notwithstanding, NMHG shall not make any commitment of any kind whatsoever (written, verbal, implied or otherwise) on behalf of GECC, and NMHG shall not make any commitment of any kind whatsoever (written, verbal, implied, or otherwise) on behalf of the Corporation unless such commitment is specifically authorized by the Board of Directors of the Corporation or is within the scope of authority delegated to either of the Steering Committees of the Corporation and such commitment is approved specifically or generically by any such Steering Committee. NMHG hereby agrees to indemnify, defend and hold harmless GECC, the Corporation and their respective successors and assigns, from and against any and all claims, suits, actions, judgments, losses, costs and expenses (including, without limitation, reasonable attorneys' fees) arising out of or in connection with, directly or indirectly, any breach by NMHG of its obligations under the immediately preceding sentence.

           (b) NMHG agrees to provide information to the extent that GECC requires such information to perform its obligations hereunder or under any of the Other Agreements, at all times during the term hereof.

8.         GECC OBLIGATIONS.

           (a) GECC agrees to support, assist and cooperate with NMHG in marketing the financial services of the Corporation to the Dealers and the Customers. All costs and expenses related to the provision of such services by GECC shall be reimbursed to GECC by the Corporation pursuant to the terms of
Section 17(a) below.

           (b) GECC agrees to provide information to the extent that NMHG requires such information to perform its obligations hereunder or under any of the Other Agreements.

           (c) Anything in this Section 8 notwithstanding, GECC shall not make any commitment of any kind whatsoever (written, verbal, implied or otherwise) on behalf of NMHG unless such commitment is specifically authorized in writing by NMHG. GECC hereby agrees to indemnify, defend and hold harmless NMHG and its respective successors and assigns, from and against any and all claims, suits, actions, judgments, losses, costs and expenses (including, without limitation, reasonable attorneys' fees) arising out of or in connection with, directly or indirectly, any breach by GECC of its obligations under the immediately preceding sentence.

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9.         PROFITABILITY CRITERIA.

           (a) The goal of the Corporation is to earn an after tax return on its equity ("ROE") of at least fourteen percent (14%) per annum for each full calendar year throughout the term of this Agreement. For purposes of this Agreement, ROE shall be computed as follows: annualized net income divided by average shareholders' equity and determined in accordance with generally accepted accounting principles. All performance criteria will be reviewed at least every twelve (12) calendar months to ensure that NMHG and GECC are satisfied.

10.        ACCOUNTING RECORDS.

           (a) It shall be the responsibility of GECC to maintain the books, records and accounts of the Corporation pursuant to the same accounting principles which GECC uses for its own accounts. Annual Reports for the Corporation shall be provided to NMHG by GECC within one-hundred and twenty
(120) days after the close of each calendar year.

           (b) NMHG shall have the right to examine and inspect, at any and all times during normal business hours, the books, records and accounts of the Corporation, and GECC shall make available to NMHG appropriate personnel to answer any questions related thereto. Such books, records and accounts shall be maintained by GECC at such location as GECC may from time to time choose; provided however that the choice of such location shall be subject to the consent of NMHG, which consent shall not be unreasonably withheld. GECC and NMHG each acknowledges that such books, records and accounts shall be and remain the property of the Corporation.

11.        REPRESENTATIONS AND WARRANTIES.

           (a)   GECC hereby represents and warrants to NMHG as follows:

                 (i) GECC has been duly and validly organized, and is a validly existing corporation, under the laws of the State of New York with full power and authority to enter into this Agreement and to perform its obligations hereunder.

                 (ii) This Agreement has been duly authorized, executed and delivered by GECC and constitutes GECC's valid and binding agreement, enforceable against GECC in accordance with its terms.

                 (iii) GECC is not a party to, or threatened with any suit, action, arbitration, administrative or other proceeding or governmental investigation which might materially and adversely affect GECC, this Agreement, or any of the transactions contemplated hereby, and there is no judgment, decree, award or order outstanding against GECC which might materially and adversely affect GECC, this Agreement, or any of the transactions contemplated hereby.

              (iv) The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms of this Agreement by GECC (A) will not result in the breach of any of the terms and provisions of, or constitute a default (after notice, or passage of time, or both) under, or conflict with, any agreement or other instrument by which GECC is bound where such breach, default or conflict would have a material adverse effect on GECC's business or financial condition,
                     (B) will not violate any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation where such violation would have a material adverse effect on GECC's business or financial condition, and (C) do not require the consent of any governmental authority.

       (b)    NMHG hereby represents and warrants to GECC as follows:

              (i) NMHG has been duly and validly organized, and is a validly existing corporation, under the laws of the State of Delaware with full power and authority to enter into this Agreement and perform its obligations hereunder.

              (ii) This Agreement has been duly authorized, executed and delivered by NMHG and constitutes NMHG's valid and binding agreement enforceable against NMHG in accordance with its terms.

              (iii) NMHG is not a party to, or threatened with, any suit, action, arbitration, administrative or other proceeding, or governmental investigation which might materially and adversely affect NMHG, this Agreement, or any of the transactions contemplated hereby, and there is no judgment, decree, award or order outstanding against NMHG which might materially and adversely affect NMHG, this Agreement, or any of the transactions contemplated hereby.

              (iv) The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms of this Agreement by NMHG (A) will not result in the breach of any of the terms and provisions of, or constitute a default (after notice or passage of time, or both) under, or conflict with, any agreement or other instrument by which NMHG is bound where such breach, default or conflict would have a material adverse effect on NMHG's business or financial condition,
                     (B) will not violate any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation where such violation would have a material adverse effect on NMHG's business or financial condition, and (C) do not require the consent of any governmental authority.

12.        INDEMNITIES.

           Each party agrees to indemnify, defend and hold the other harmless from, against and in respect of any and all claims, demands, damages suffered, or losses incurred, by the party to be indemnified as a result of the failure of any representation or warranty of the indemnifying party, as set forth in
Section 11 hereof, to be true and correct.

13.        LITIGATION.

           (a) In the event that any litigation and/or claim arising out of the operations conducted under this Agreement or the Other Agreements in which the Corporation, GECC, their subsidiaries and affiliates, or the directors, officers or employees of any of them, is or are involved or potentially will become involved contains solely allegations of product defect or breach of warranty with respect to any NMHG Equipment which is the object of financing provided by the Corporation, NMHG, subject to Section 14(c) hereof, will have sole control of the prosecution or defense of such claim, litigation or potential litigation. NMHG shall prepare a report for the Corporation and GECC each month of such litigation and/or claims. Such report shall include the style of the suit, the nature of the claim, the damages sought and the status of each suit.

           (b) In the event that any litigation and/or claim arising out of the operations conducted under this Agreement or the Other Agreements in which the Corporation, GECC, their subsidiaries and affiliates, or the directors, officers or employees of any of them, is or are involved or potentially will become involved contains solely allegations other than of product defect or breach of warranty with respect to any NMHG Equipment, GECC, subject to Section 14(c) hereof, will have sole control of the prosecution or defense of such claim, litigation or potential litigation. GECC shall prepare a report for the Corporation and NMHG each month of such litigation and/or claims. Such report shall include the style of the suit, the nature of the claim, the damages sought and the status of each suit.

           (c) The provisions of Sections 14(a) and 14(b) to the contrary notwithstanding, in the event that (i) any claim or litigation arising out of operations conducted under this Agreement or the Other Agreements in which the Corporation, GECC, their subsidiaries or affiliates, or the directors, officers or employees of any of them, is or are involved or potentially will become involved exceeds $100,000 (with respect to the amount of the claim or demand) or
(ii) any claim or litigation contains both (A) allegations of product defect or breach of warranty with respect to any NMHG Equipment and (B) allegations other than product defect or breach of warranty with respect to any NMHG Equipment, both NMHG and GECC shall be entitled to participate in the prosecution and defense of such claims; PROVIDED, HOWEVER, (i) NMHG shall have control of the prosecution or defense of any claims involving product defect or breach of warranty with respect to any

NMHG Equipment and (ii) GECC shall have control of the prosecution or defense of all other claims.

           (d) In the event that any claim or litigation is subject to indemnity by one party hereto of the other whether under this Agreement or any other agreement, the indemnitor shall have sole control of the litigation thereof (including the negotiation and consummation of any settlement of such claim or of such litigation); PROVIDED, HOWEVER, that the indemnitor acknowledges in writing to the indemnitee(s) its obligation to indemnify with respect to all claims set forth in such litigation and advises in reasonable detail in writing the terms and conditions of any such proposed settlement.

           (e) In the event that NMHG and GECC are unable to agree to the applicability of any indemnification provision under this Agreement or any other agreement in connection with any such claim or litigation, then such matter shall only be settled upon terms and conditions satisfactory to both NMHG and GECC.

           (f) The Corporation shall bear all outside legal costs and expenses (including, without limitation, attorneys' fees) arising from the prosecution or defense of any claim or litigation by or against the Corporation, its directors, officers or employees, as well as any compromise or settlement thereof, unless such claim or litigation is subject to indemnity by one party hereto whether under this Agreement or any other agreement and, in that case, the indemnitor shall bear all outside legal costs and expenses (including, without limitation, attorneys' fees) arising therefrom or from any compromise or settlement thereof.

14.        TERM AND TERMINATION.

           (a) This Agreement shall be effective upon the execution and delivery hereof, shall remain in full force and effect until December 31, 2002 (the "Base Term") unless sooner terminated as hereinafter provided, and will automatically renew for additional periods of one year (each a "Renewal Term") unless either party at any time not less than 180 days prior to the end of the Base Term or any Renewal Term notifies the other that the notifying party will not renew this Agreement, in which event this Agreement will expire at the end of such Base Term or Renewal Term. Anything herein to the contrary notwithstanding, either party shall have the right to terminate this Agreement without cause during any Renewal Term upon at least 180 days prior written notice to the other party.

           (b) Notwithstanding anything to the contrary contained in Section 14(a) hereof, this Agreement may be terminated during the Base Term or any Renewal Term for "cause" (x) upon five days prior written notice by either party to the other in the case of events specified in clauses (i) and (ii) below, and
(y) upon 30 days prior written notice by either party to the other in the case of events specified in clauses (iii), (iv), (v) and (vi) below and failure to cure the default or event within such period. "Cause" shall be defined as follows:

              (i) dissolution or liquidation of the other party or the Corporation;

              (ii) insolvency of the other party or the Corporation or the voluntary institution by the other party or the Corporation of any proceeding under any statute of any governmental authority for the relief of debtors, seeking relief from or readjustment of its indebtedness, either through reorganization, composition, extension or otherwise, or the involuntary institution against the other party or the Corporation of any such proceeding which is not vacated within sixty days from the institution thereof, or the appointment of a receiver, custodian or other officer having similar powers for the other party or the Corporation or for the other party's or the Corporation's business who is not removed within sixty days after such appointment;

              (iii) any breach or violation by the other party of any obligation contained in this Agreement (including, without limitation, the exclusivity provisions of Section 19 hereof), or in any other agreement between such party and the Corporation or the other party hereto, which breach or violation is not corrected within thirty (30) days after written notice thereof; or

              (iv) if the Corporation shall fail to achieve the minimum goal set forth in Section 9(a) hereof, unless both parties hereto agree to take such actions as may be mutually satisfactory to achieve such minimum goals within the next year and at all times thereafter.

              (v) if the Corporation shall fail to meet any applicable Target Approval Rates as may be mutually agreed to by NMHG and GECC, from time to time pursuant to the provisions as set forth in Section 31 hereof, unless both parties hereto agree to take such actions as may be mutually satisfactory to achieve such minimum approval rates within the next year and at all times thereafter.

              (vi) if the parties hereto shall fail to meet the provisions of the timetable set forth in Section 32 hereof.

           (c) If this Agreement terminates for any reason whatsoever, the obligations of either party hereto under this Agreement and the Other Agreements shall not be affected or impaired in any manner except as specifically provided for in such agreements. NMHG and GECC agree to take such action as may be necessary to cause the Corporation to cease providing any new Wholesale Financing, Retail Financing or other financing after the effective date of the termination (including, but not limited to, calling, terminating or otherwise canceling any Wholesale Financing, Retail Financing or other financing as of such date to the extent legally permitted). NMHG and GECC further agree that, upon the effective date of such termination, they will cause the Corporation to immediately wind up its business and affairs and shall proceed to liquidate and dissolve the Corporation. Such liquidation and dissolution shall be achieved through an orderly program calculated to protect the interests of each of NMHG and GECC and shall take place over a period of time not to exceed the unexpired term of any contract for financing provided by the Corporation outstanding on the effective date of termination (which contract cannot legally be called, terminated or otherwise canceled by the Corporation) plus six months. In such event, the parties agree that they will use their best efforts to effect the prompt liquidation and dissolution of the Corporation and to bring about the distribution of the assets of the Corporation in accordance with the provisions of this Agreement. The provisions of this Section 14(c) to the contrary notwithstanding, it is understood by the parties hereto that the Corporation shall not make distributions "in kind" except upon their prior mutual agreement.

15.        DISSOLUTION OF VENTURE.

           (a) In the event that the Corporation be dissolved and liquidated, the proceeds of such liquidation shall be applied and distributed in the following order of priority, except to the extent otherwise required by applicable provisions of law:

              (i) First, to the payment of debts and liabilities of the Corporation (other than any debts and liabilities owed to either of the parties hereto) and the expenses of liquidation;

              (ii) Next, to the payment of any debts and liabilities of the Corporation to either of the parties hereto; and

              (iii) Finally, the balance of the assets remaining after the distributions set forth under (i) and (ii) above, PRO RATA to the shareholders in accordance with the Shares held by them at the time of distribution.

           (b) It is understood that the Corporation shall, from time to time and as available, make interim cash distributions to the parties hereto, PRO RATA to the shareholders in accordance with the Shares held by them at the time of distribution.

16.        NMHG'S STOCK OPTION.

           (a) The provisions of Section 14(c) to the contrary notwithstanding, upon the termination of this Agreement by GECC for cause, or by NMHG for cause, pursuant to Section 14(b) above, then NMHG shall be entitled, at its sole option, to purchase all, but not less than all, of the Shares of the Corporation held by GECC (the "GECC Shares"), such purchase to be made in accordance with the provisions of this Section 16. In order to exercise its option hereunder (the "Stock Option"), NMHG shall give written notice to GECC to such effect no later than forty-five (45) days after NMHG has given or received written notice of termination of the kinds described above.

           (b) The purchase price ("Purchase Price") for the GECC Shares under the Stock Option shall be the "net book value" (as hereinafter defined) of such GECC Shares determined as of the date on which such GECC Shares are purchased and sold (the

"Purchase Date"). For purposes of this Section 16, the "net book value" of the GECC Shares shall be determined by reference to the "net book value of the Corporation" on the Purchase Date. The "net book value of the Corporation" shall be determined in accordance with generally accepted accounting principles and the regular methods and practices used by the Corporation in keeping its books, applied on a consistent basis, except that the following provisions, even though not necessarily consistent with generally accepted accounting principles, shall apply:

              (i) Goodwill, trade names, trademark, copyrights and similar intangible assets shall be of no value unless such assets shall have been acquired and paid for in cash and, in such event, the value thereof, if any, shall be taken at the amount paid therefor, less any amortization thereof;

              (ii) Fixed assets, if any, consisting of, but not limited to, furniture and fixtures, shall be taken at cost less accumulated depreciation;

              (iii) Real estate, if any, shall be stated at the fair market value thereof, as determined by an independent appraiser to be selected by the mutual consent of NMHG and GECC;

              (iv) Money-over-money retail contracts and wholesale contracts shall be at the outstanding principal balance thereof, plus all accrued and unpaid interest, late charges and other amounts due thereunder;

              (v) True leases shall be at the termination value thereof (as of the rental payment date immediately preceding the Purchase Date) and all rentals, late charges and other amounts under such leases that are due and unpaid as of the Purchase Date;

              (vi) Adequate provisions for reserves for federal, state and local taxes shall be accrued and applied as a liability as of the balance sheet date;

              (vii)  All loss reserves shall be valued at zero;

              (viii) Prepaid insurance and other prepaid expenses and charges shall be reflected as prepaid assets as of the balance sheet date; and

              (ix) Adequate provisions for accounts payable and any other known liabilities of the Corporation shall be taken as a liability as of the balance sheet date.

         (c) On the Purchase Date, NMHG shall make an initial payment ("Initial Payment") to GECC in an amount equal to the estimated "net book value" of the GECC Shares as indicated on the books and records of GECC as of the Purchase Date and shall be paid by wire transfer of immediately available funds to an account designated by GECC.

         (d) On or before the date ninety (90) days from the Purchase Date, GECC shall submit to NMHG an unaudited balance sheet of the Corporation dated as of the Purchase Date ("Purchase Date Balance Sheet") which shall be prepared in accordance with generally accepted accounting principles by GECC. If requested by NMHG by written notice delivered to GECC no later than 30 days after the receipt of the Purchase Date Balance Sheet, the independent public accountants regularly engaged by the Corporation will audit (the "Audit"), at NMHG's sole cost and expense, the Purchase Date Balance Sheet. Such Audit shall be conducted in accordance with generally accepted audit standards and shall be sufficient to permit such accountants to render their unqualified opinion to the effect that the original Purchase Date Balance Sheet, or an adjusted Purchase Date Balance Sheet prepared by such accountants ("Adjusted Purchase Date Balance Sheet"), fairly presents the consolidated financial position of the Corporation on the Purchase Date in conformity with generally accepted accounting principles (except as set forth in subsection (b) above) applied on a consistent basis. The Audit shall be final, binding and conclusive on the parties. If NMHG does not request for any reason whatsoever the Audit in the time and manner required by this Section 16(d), then the original Purchase Date Balance Sheet shall be deemed final, binding and conclusive on the parties.

         (e) On the date which is the thirtieth (30th) day following the date of delivery to NMHG of the Purchase Date Balance Sheet (or, alternatively, the fifth (5th) business day following the date on which the audit requested pursuant to paragraph (d) above is finalized), the Purchase Price shall be adjusted as follows:

                           (i) if the Purchase Price pursuant to the Purchase Date Balance Sheet exceeds the Initial Payment, NMHG shall pay to GECC the difference between said amounts (plus interest thereon at the Prime Rate that was in effect on the Purchase Date calculated from the Purchase Date); however

                           (ii) if the amount of the Initial Payment exceeds the Purchase Price, pursuant to the Purchase Date Balance Sheet, GECC shall pay to NMHG the difference between said amounts (plus interest thereon at the Prime Rate that was in effect on the Purchase Date calculated from the Purchase Date).

           As used herein, the "Prime Rate" shall mean the highest rate of interest announced by any member bank of the N.Y. Clearinghouse Association as its prime or base lending rate for commercial loans of short term maturities.

           (f) The Purchase Date for the Stock Option shall be on the later of
(i) the effective date of termination of this Agreement or (ii) the expiration of any waiting period imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable. On the Purchase Date, NMHG shall pay to GECC the Purchase Price for the GECC

Shares (determined on the basis of the Purchase Date Balance Sheet but subject to the possibility of a Post-Closing Adjustment). Such payment shall be made by wire transfer of NMHG to GECC against delivery of the GECC Shares in the following manner: certificates representing such Shares shall be endorsed in blank, with signatures guaranteed. THE PURCHASE BY NMHG OF THE GECC SHARES SHALL BE WITHOUT ANY RECOURSE TO, OR REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER BY, GECC, except that (i) GECC has been duly and validly organized, and is a validly existing corporation, under the laws of the State of New York with full power and authority to sell the GECC Shares to NMHG, (ii) the sale of the GECC Shares has been duly authorized by GECC, and (iii) GECC has good and marketable title to the GECC Shares and has the absolute right, power and capacity to sell assign and transfer the GECC shares to NMHG free and clear of any liens, claims and encumbrances arising by, through or under GECC (other than restrictions imposed generally by state and federal securities laws with respect to unregistered securities).

           (g) Anything in the foregoing to the contrary notwithstanding, the Stock Option shall be deemed null and void, and GECC shall have no duty or obligation under this Section 16 or otherwise to sell the GECC Shares to NMHG, if such sale would require such GECC Shares or the transaction to be registered under any applicable federal or state securities laws. In connection with any purchase of the GECC Shares pursuant to the Stock Option, NMHG understands and agrees that it will be required to provide GECC with representations and warranties substantially similar to those contained in Section 4.6 of the Stock Purchase Agreement.

           (h) In the event that NMHG exercises its Stock Option, NMHG shall, unless GECC has terminated this Agreement without cause, be obligated to reimburse GECC upon demand for all out-of-pocket fees, costs and expenses of any kind whatsoever incurred by GECC in connection therewith and/or in connection with its sale of the GECC Shares to NMHG (including, without limitation, any fees and disbursements of outside counsel or outside accountants and any costs related to the prepayment of any debt incurred by GECC as a result of its obligations under the Financing Agreement).

17.        STAFFING AND ORGANIZATION EXPENSES.

           (a) NMHG shall initially supply frontroom personnel (frontroom personnel are those that primarily dedicate their time to working on Wholesale and Retail Financing prior to closing and booking) to both the Hyster and Yale divisions of the Corporation to the extent of a total of 20 personnel, which personnel shall compromise the following positions: managers, field representatives, account representatives, wholesale administrators and administrative assistants. All salary, benefits and other employee costs for such NMHG supplied personnel will not exceed $1.8 million in the first calendar year and will be charged to the Corporation. To the extent that GECC supplies frontroom personnel, all salary, benefits and other employee costs for such GECC supplied personnel will not exceed $1.5 million in the first calendar year and will be charged to the Corporation. All such personnel (whether supplied by NMHG or GECC) will be fully dedicated to the Corporation. Frontroom staffing, and the costs associated therewith, for the period following the first year of operation under this Agreement shall be mutually agreed upon by the parties from time to time based on the needs of the Corporation. Frontroom locations will be at Hyster and Yale brand headquarters and/or such other location(s) designated by Hyster and Yale, respectively.

           (b) GECC shall perform all administrative responsibilities with respect to all Wholesale and Retail Financing entered into by the Corporation pursuant to the terms of the Revised and Restated Administrative Services Agreement attached hereto as Exhibit E.

           (c) The Corporation will pay all reasonable external, out-of-pocket expenses incurred by NMHG and GECC in connection with the establishment of the Corporation, the qualification and licensing of the Corporation and preparation of the documentation for Wholesale and Retail Financing; provided, however, that the specific type of out-of-pocket expenses to be borne by the Corporation are mutually agreed to by GECC and NMHG in writing.

           (d) The Corporation will pay or reimburse all external, out-of-pocket expenses incurred by NMHG and/or GECC in connection with the design, creation and publication of financing and remarketing literature, bulletins, price sheets and promotional literature, provided, however, that the specific type of out-of-pocket expenses to be borne by the Corporation are mutually agreed to by GECC and NMHG in writing.

18.        TRADEMARKS.

           (a) GECC hereby waives any right, title and interest in and to the trade names "NMHG", "NMHG Financial Services", "Hyster Credit" and "Yale Financial Services", as well as any and all variations thereof, and the related trademarks. NMHG hereby grants to GECC, on the same basis as NMHG has already granted to the Corporation under the Tradename Agreement, the right to use the tradenames "NMHG", "NMHG Financial Services", "Hyster Credit" and "Yale Financial Services" and the related trademarks in connection with the performance of GECC's obligations hereunder or under any of the Other Agreements.

           (b) NMHG hereby waives any right, title and interest in and to the trade names "General Electric Company", "GE", "General Electric Capital Corporation" and "GECC", as well as any and all variations thereof, and the related service marks and trademarks.

19.        EXCLUSIVITY.

           (a) As to GECC, GECC will endeavor to not enter into any other significant financing program arrangements with NMHG Competitors. GECC shall additionally endeavor not to develop any business unit whose primary function is to finance forklift trucks. For the purposes of this paragraph the term "NMHG Competitors" shall be as set forth on Exhibit H attached hereto which shall be amended from time by mutual agreement of the parties hereto.

          (b) AS TO NMHG. NMHG will endeavor to not solicit, or enter into, any Retail or Wholesale Financing (or enter into any partnership, joint venture or other arrangement with any other party to provide any of the foregoing) for either NMHG or Allied Equipment, except that NMHG may make equity investments in, or general loans and other extensions of credit to or for the benefit of, Dealers from time to time which may be secured by general liens on inventory, receivables, equipment and other assets of the Dealer.

20.        CONFIDENTIALITY.

           All information with respect to the Corporation, NMHG or GECC, or with respect to the business, operations, products and customers of the Corporation, NMHG or GECC, shall be kept confidential and shall not be disclosed to third parties, except for (i) any disclosures required by law or required to be made to any governmental agencies, or (ii) with respect to the Corporation, any disclosures to its independent certified public accounting firm or to other persons or entities that may need to know for the purpose of the business or operations of the Corporation, or (iii) any disclosures of information that was in the public domain at the time of receipt or subsequently comes into the public domain (other than as a result of an unauthorized disclosure), or (iv) disclosures of the type that are customary in the ordinary course of business (e.g., the terms of financing available from the Corporation).

21.        WAIVER.

           Waiver by any party hereto of any breach or default by any other party of any of the terms and conditions of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.


22.        NOTICES.

           Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                            TO NMHG:

                            NACCO Materials Handling Group, Inc.
                            650 NE Holladay Street
                            Suite 1600
                            Portland, Oregon  97232
                            Attn: General Counsel


                            TO GECC:

                            General Electric Capital Corporation
                            44 Old Ridgebury Road
                            Danbury, CT  06810
                            Attention:  Edward Simoneau

           Either party hereto may change the address to which each such notice or communication shall be sent by giving written notice of such change of address to the other party hereto in the manner above stated.

23.        ENTIRE AGREEMENT; AMENDMENTS.

           This Agreement (along with the attached Exhibits) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, representations and agreements made by and among the parties with respect thereto. No alteration, amendment, assignment or modification of any of the terms or provisions of this Agreement shall be void unless made pursuant to an instrument in writing signed by each of the parties hereto; provided that the waiver by either party hereto of compliance with a provision hereof or of any breach or default by the other party hereto need be signed only by the party waiving such provision, breach or default.

24.        ADOPTION BY CORPORATION; LEGEND ON CERTIFICATES.

           (a) Each of NMHG and GECC agrees that it will consent to and approve any amendment to the Certificate of Incorporation or By-Laws of the Corporation which may be necessary or advisable in order to conform to any of the provisions of this Agreement or any amendments hereto to the applicable laws of the State of Delaware as now or hereafter enacted, including, without limitation, the General Corporation Law of the State of Delaware. Each party further agrees to vote its Shares in the Corporation and to execute and deliver such documents as may be necessary in order to implement the provisions of the preceding sentence.

           (b) The certificates representing the Shares shall have endorsed upon them the following legend:

                 The sale, assignment, transfer, pledge, encumbrance or hypothecation of the Shares represented by this Certificate are subject to compliance with the terms and conditions of a Joint Venture and Shareholders Agreement, dated November 8, 1989, as amended and restated on April 15, 1998 by and between NMHG Materials Handling Corporation and General Electric Capital Corporation, a copy of which is on file at the offices of the Corporation.


25.        COUNTERPARTS.

           This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

26.        SUCCESSORS AND ASSIGNS.

           Neither party hereto may sell, assign, transfer, pledge, encumber or hypothecate any of its rights or obligations hereunder or any Shares without the prior written consent of the other party hereto. Any attempted sale, assignment, transfer, pledge, encumbrance or hypothecation in violation of this Section shall be void and of no force and effect. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

27.        SECTION HEADINGS.

           All of Sections, subsections and clauses contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

28.        GOVERNING LAW AND ARBITRATION.

           This Agreement shall be construed and enforced in accordance with the laws of the State of New York. Any and all disputes, controversies or claims arising out of, or relating to, this Agreement or any of the Other Agreements shall be determined by arbitration in accordance with the Arbitration Rules of the American Arbitration Association. The number of arbitrators shall be three. One arbitrator each shall be appointed by NMHG and GECC respectively, and the third arbitrator, who shall serve as chairman of the tribunal, shall be appointed by the American Arbitration Association. The place of arbitration shall be New York City. The language of the arbitration shall be English and any arbitral award arising from any arbitration pursuant to this paragraph shall be final and binding upon all parties hereto and no party shall seek recourse to a court of law or other authorities to appeal for revision of such decision or any other ruling of the arbitrator. The cost of the arbitration shall be borne by the party who does not prevail in the arbitration proceeding or as is otherwise decided by the arbitration panel. The question of whether a dispute is governed by this arbitration clause shall itself be determined by arbitration.

29.        SEVERABILITY OF PROVISIONS.

           If any covenant or other provision of this Agreement is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other covenants and provisions of this Agreement which can be given effect without the invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision unless so expressed.

30.        ADVERTISING.

           Without the prior written consent of the other party hereto, neither NMHG nor GECC shall advertise in any manner the financial services of the Corporation (whether by written brochure, newspaper advertisement, radio commercial, television commercial or otherwise), even if such advertisement is intended solely for the Dealers and the Customers, except that NMHG may advertise the financial services of the Corporation without mentioning GECC and without the consent of GECC, but, if NMHG does so without the prior written consent of GECC, NMHG shall be solely responsible for any costs or liabilities arising from any such advertisement.

31.        TARGET APPROVAL RATES.

           GECC will use its best efforts to coordinate with NMHG to initially determine mutually acceptable standards for the approval of Customers for proposed Yale and Hyster Retail Financings ("Target Approval Rates"). Target Approval Rates shall be reviewed by each of the Yale and Hyster Steering Committees annually with their recommendations being submitted to the Board of Directors. Target Approval Rates applicable to any calendar year following the end of the calendar year in which this Agreement is executed shall be set by the Board of Directors at the Annual Meeting of the Board of Directors for such calendar year.

32.        TIMETABLE.

           GECC and NMHG will mutually commit to work together to achieve the following schedule for implementation of the terms of this Agreement and the related International Operating Agreement:

         (a) TWO MONTH TIME FRAME. Within two (2) months after the date upon which this Agreement shall become effective ("Effective Date"):

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              (i) GECC will provide full and workable Retail and Wholesale
              Financing structures for the U.S. and Phase One Countries.

              (ii) GECC and NMHG will develop mutually acceptable Target Approval Rates pursuant to the terms of Section 31 hereof to be operational for the U.S. and for all Phase One Countries.

              (iii) GECC and NMHG will cooperate to ensure that all legal requirements for operations under this Agreement and in the Phase One Countries are met, marketing literature is produced, Wholesale and Retail documentation is printed, Wholesale and Retail rates are set and relevant personnel are appointed.

              (iv) GECC must ensure that the Corporation and any applicable GECC affiliates or subsidiaries have the legal, financial and operational capacity to provide commercially acceptable financing in the U.S. and Phase One Countries.

           (b) PHASE TWO COUNTRIES TIME FRAME. Within six (6) months after the Effective Date, GECC and NMHG shall ensure that all of the requirements set forth in subparagraphs (a)(i), (ii) (iii) and (iv) are met with respect to all Phase Two Countries.

           (c) PHASE THREE COUNTRIES TIME FRAME. Within twelve (12) months after the Effective Date, GECC and NMHG shall ensure that all of the requirements set forth in subparagraphs (a)(i), (ii) (iii) and (iv) are met with respect to all Phase Three Countries.

           (d) PHASE FOUR COUNTRIES. GECC and NMHG shall ensure that all of the requirements set forth in subparagraphs (a)(i), (ii) (iii) and (iv) are met with respect to all Phase Four Countries within the time frame agreed to by the parties.

           (e) With respect to this Section 32, the terms "Phase One Countries", "Phase Two Countries", "Phase Three Countries" and "Phase Four Countries" shall be defined as follows:

              (i) Phase One Countries shall be Canada, the United Kingdom, Germany and France.

              (ii) Phase Two Countries shall be Australia, Brazil, Chile, The Netherlands, Mexico and Spain.

              (iii) Phase Three Countries shall be Argentina, Poland, Hungary, Czech Republic, Italy, Malaysia and Taiwan.

              (iv) Phase Four Countries shall be any other countries mutually agreed upon by GECC and NMHG.

33.        PARTICIPATION FEE.

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           In consideration for the referral by NMHG to the Corporation of Tax
Leases for Hyster and Yale forklift trucks, the Corporation shall pay to NMHG an annual "PARTICIPATION FEE". During the term of this Agreement, the Participation Fee will be paid to NMHG within sixty (60) days of the close of any calendar year and shall be based on the aggregate volume of Tax Leases related to Hyster and Yale forklift trucks booked by the Corporation in such calendar year. The calculation of the Participation Fee shall be done in the manner as set forth in
Exhibit I (attached hereto). For the purposes of this Section 33, the term "Tax Lease" shall mean any financial transaction which is in the form of a lease or rental agreement under which the Corporation is the lessor, and owner for Federal income tax purposes, of the Equipment leased thereunder.

34.        COMPETITIVENESS.

           Both GECC and NMHG will use their best efforts to ensure that the Corporation offers products which are competitive within the U.S. market. The Company shall provide to Dealers and Customers (as the case may be) financing at the following rates:

           (i) For Wholesale Financing, the interest rate shall not exceed 50 Basis Points over the Prime Rate where (x) the Prime Rate shall mean the per annum rate of interest announced, from time to time, by The First National Bank of Chicago (or such other major banking institution as chosen by the Company) as its "corporate base rate" and (y) the term Basis Point shall mean one hundredth (100th) of one percent (1%);

(ii) For Retail Financing, the interest rate shall not exceed 325 Basis Points over the then applicable interest rate of Treasury Bills offered for terms similar or identical to the term of each applicable Retail Financing. For each Retail Financing, an interest rate quote to any Customer shall be valid for a term equal to the earlier of thirty days from such quote or the end of a calendar year and, for a Retail Financing transaction approved by the Company, the applicable interest rate will be effective for a term equal to the earlier of ninety days from such approval or the end of a calendar year.

35.        CONDITION PRECEDENT.

           This Agreement shall not be effective unless and until that certain Third Amended and Restated Operating Agreement between Hyster Company and Hyster Credit Corporation dated as of November 21, 1985, as amended and restated as of December 19, 1985 (the "AT&T Agreement") is terminated and all transactions after such termination date which would have been subject to the terms of said AT&T Agreement are referred to the Corporation.


           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.



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

                                       NACCO MATERIALS HANDLING
                                       GROUP, INC.

                                       By: /s/ Reginald R. Eklund
                                           -------------------------------------

                                       Title: President
                                              ----------------------------------


                                       GENERAL ELECTRIC CAPITAL
                                       CORPORATION

                                       By: /s/ Christopher H. Richmond
                                           -------------------------------------

                                       Title: Vice President and General Manager
                                              ----------------------------------


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